Exhibit 10.6

SCHLUMBERGER [       ] OMNIBUS STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

(Includes Confidentiality, Intellectual Property, Non-Competition,

And Non-Solicitation Provisions in Section 8 and Attachment 1)

Effective Date:  [          ]

Please note: If you do not wish to accept this Stock Option Agreement, you must notify the Stock Department no later than 30 days after this Agreement is made available to you.

SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), hereby grants to the employee named in the Notice of Grant of Award (“Employee”) an incentive stock option (the “ISO”) to purchase common stock of the Company, par value $0.01 per share (“Common Stock”) pursuant to this option agreement (as may be amended, the “Agreement”).  Your ISO is subject to all the terms and conditions of the Schlumberger [          ] Omnibus Stock Incentive Plan, as may be amended (the “Plan”) and this Agreement.  Your ISO is intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

1. Award. The date of grant of this ISO (the “Grant Date”), the ISO exercise price and the number of shares of Common Stock subject to this ISO (collectively, the “Option Shares”) are set forth in the Notice of Grant of Award.  Except as set forth below, this ISO expires on the tenth anniversary of the Grant Date.

2. Vesting of ISO.

(a) The Option Shares will become purchasable in installments, which are cumulative.  The date on which each installment will become exercisable and the number of shares of Common Stock comprising each installment are as follows:

DATE	OPTION SHARES EXERCISABLE
1st Anniversary of the Grant Date	20%
2nd Anniversary of the Grant Date	20%
3rd Anniversary of the Grant Date	20%
4th Anniversary of the Grant Date	20%
5th Anniversary of the Grant Date	20%

(b) In keeping with the Company’s general policy, the terms of this Agreement, including the vesting schedules, are put in place in certain countries to comply with local regulations. The vesting schedule above, and therefore your ability to exercise your ISO at certain times and certain other terms of the ISO, may change if you move from one country to another.  Currently, the Company has in place a sub-plan for France that governs stock options issued to grantees residing in France or who are on a French payroll.

3. Exercise of ISO.

(a) This ISO may be exercised only by delivering to the Company a written notice (or an electronic notice in the manner specified by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Committee”)) specifying the number of shares of Common Stock you wish to purchase.  The Committee, which is authorized by the Board to administer the Plan, hereby notifies you that the ISO price may be paid, subject to such rules and procedures in effect at such time and as the Committee may prescribe from time to time, (i) in cash or certified check, (ii) by the delivery of shares of Common Stock with a Fair Market Value at the time of exercise equal to the total ISO price, (iii) by a combination of the methods described in (i) and (ii), and (iv) subject to applicable law, and the Company’s Securities Transactions – Insider Trading Standard through a broker-assisted cashless exercise, or “sell-to-cover” arrangement in accordance with the procedures approved by the Committee.

(b) Please see the Company’s Stock Department website, which is set forth in the last paragraph of this Agreement for further information.  Any changes in the terms and procedures of this program, and any additional program that the Committee may authorize in the future, will be communicated to you on the Company’s Stock Department website.

4. Termination of Employment. This ISO will expire earlier than the date set forth above if you terminate employment with the Company and its Subsidiaries.

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(a) Termination with Company Consent. If you terminate employment with consent of the Company or a Subsidiary, as applicable, any exercise of this ISO must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the ISO was exercisable upon termination, unless you terminate employment due to Retirement (as provided in Section 4(b) below) or Special Retirement (as provided in Section 4(c) below), or terminate employment as a result of death or Disability (as provided in Section 4(d) below).

(b) Retirement. If your employment with the Company and its Subsidiaries is terminated due to Retirement (as defined in Section 11 below), your ISO will, subject to forfeiture provisions in the event you engage in Detrimental Activity (as defined in Section 11 below): (i) continue to vest post-Retirement as if you remained employed with the Company and its Subsidiaries and (ii) have an exercise period of 10 years from the original date of grant (the “Retirement Exercise Period”). As more fully described in the Prospectus related to the Plan, if you exercise your option more than three (3) months following your Retirement or Special Retirement, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes.

(c) Special Retirement. If your employment with the Company and its Subsidiaries is terminated due to Special Retirement (as defined in Section 11 below), your ISO will be exercisable at any time during the period of sixty (60) months after such termination or the remainder of the term of the ISO, whichever is less (the “Special Retirement Exercise Period”), provided that such option may be exercised after such termination and before expiration only to the extent that it is exercisable on the date of such termination.

(d) Death or Disability. If your employment with the Company and its Subsidiaries is terminated due to death or Disability (as defined in Section 11 below), your ISO will automatically become fully vested and exercisable.  You may exercise the outstanding ISO at any time during the period of 60 months after such termination or the remainder of the term of the ISO, whichever is less (the “Disability Exercise Period” or “Death Exercise Period”, as applicable).  As more fully described in the Prospectus related to the Plan, if you exercise your option more than 12 months after you terminate employment due to Disability, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes. In the event that you die while employed with the Company or any Subsidiary or during the Special Retirement Exercise Period, the Retirement Exercise Period or the Disability Exercise Period, your ISO may be exercised only by the person or persons entitled thereto under your will or under the laws of descent and distribution to the extent exercisable by you on the date of your death and to the extent the term of the ISO has not expired within such Special Retirement Exercise Period, the Retirement Exercise Period or Disability Exercise Period, as applicable.

(e) Breach or Misconduct; Without Consent. If termination of your employment with the Company and its Subsidiaries is because of breach of your employment contract, if any, or your misconduct, this ISO will immediately and automatically expire and terminate. Termination of your employment without consent of the Company or a Subsidiary, as applicable, will cause your ISO to expire immediately.

(f) Detrimental Activity. This ISO may be forfeited, and any exercise you have made of this ISO may be rescinded, as further described below, if you engage in certain Detrimental Activity (as defined in Section 11 below). Specifically, if you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within one year following termination of employment for any reason other than Retirement, Special Retirement or Disability, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination.

If you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within five years following termination of employment by reason of Special Retirement or Disability, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by Special Retirement or Disability and ending on the expiration of your Special Retirement Exercise Period or Disability Exercise Period.

If you engage in Detrimental Activity while employed with the Company or its Subsidiaries or within your Retirement Exercise Period, this ISO will immediately and automatically expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by Retirement and ending on the expiration of your Retirement Exercise Period.  In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company within 10 days following written demand an amount equal to the spread on the shares of Common Stock with respect to which the rescinded exercise applied.   (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate Fair Market Value of the shares as to which you exercised your option, with Fair Market Value determined as of the exercise date.)

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5. Restrictions Imposed by Law. As contemplated by the Plan, you may not exercise your ISO or any portion thereof, and no obligation exists to issue or release shares of Common Stock or accept an exercise of this ISO, if the issuance or release of shares or the acceptance of the ISO exercise by the Company or a Subsidiary constitutes a violation of any governmental law or regulation.

6. Assignability. This ISO is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death.

7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas (except that no effect will be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement will lie exclusively in the state and federal courts, as applicable, of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

8. Confidential Information, Intellectual Property and Noncompetition. Employee acknowledges that Employee is in possession of and has access to confidential information of the Company and its Subsidiaries, including material relating to the business, products and services of the Company and its Subsidiaries, and that he or she will continue to have such possession and access during employment by the Company and its Subsidiaries. Employee also acknowledges that the business, products and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, Employee agrees to be bound by the terms and conditions set forth on Attachment I.

9. No Right to Future Awards. The grant of this ISO is subject to the terms of the Plan, which is discretionary in nature, and the terms of this Agreement. The grant of this ISO is a one-time benefit, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options.  All determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares of Common Stock subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Committee.  Your participation in the Plan is voluntary.  The grant of this ISO is an extraordinary item of compensation which is outside the scope of your oral, written or implied employment contract, if any.  This ISO is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.  The vesting of this ISO ceases upon termination of employment for any reason except as otherwise explicitly provided in this Agreement.

10. Disclosure. You (i) authorize the Committee, the Company and any affiliated employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company will request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information, to the extent permitted under applicable law; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

11. Definitions.

(a) “Agreement” is defined in the introduction.

(b) “Board” is defined in Section 3(a).

(c) “Clawback Policy” is defined in Section 12.

(d) “Committee” is defined in Section 3(a).

(e) “Common Stock” is defined in the introduction.

(f) “Company” means Schlumberger Limited.

(g) “Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where you: (i) divulge trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enter into employment with or otherwise provides services to (A) any company listed, as of the date of your termination of employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case under circumstances suggesting that you will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enter into employment with or otherwise provides services to any Direct Competitor; (iv) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvass, solicit, approach

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or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the period of time between the Grant Date and the vesting of the Option Shares; (vi) are determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) take any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries.  The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether you have engaged in “Detrimental Activity.”

(h) “Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(i) “Death Exercise Period” is defined in Section 4(d).

(j) “Disability” means such disability (whether through physical or mental impairment) which totally and permanently incapacitates you from any gainful employment in any field which you are suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(k) “Disability Exercise Period” is defined in Section 4(d).

(l) “Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there will have been no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

(m) “Grant Date” is defined in Section 1.

(n) “ISO” is defined in the introduction.

(o) “Option Shares” is defined in Section 1.

(p) “Plan” is defined in the introduction.

(q) “Retirement” means either: (i) your voluntary election to retire from employment with the Company and its Subsidiaries at any time after you have reached both the age of 60 and 25 years of service, or (ii) your voluntary election to retire from employment with the Company and its Subsidiaries at any time after you have reached both the age of 55 and 20 years of service; subject, however, to the approval of either (A) the Committee, if you are an executive officer of the Company at the time of your election to retire, or (B) the Retirement Committee, if you are not an executive officer of the Company at the time of your election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(r) “Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(s) “Retirement Exercise Period” is defined in Section 4(b).

(t) “Special Retirement” means termination of your employment with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.

(u) “Special Retirement Exercise Period” is defined in Section 4(c).

(v) “Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

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12. Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the ISO, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares to the extent that you are covered by the Clawback Policy. You acknowledge that if you are covered by such policy, the policy may result in the recoupment of the ISO, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which you become subject to such policy.

13. More Information. The Plan and prospectus are both available on-line at www.myshares.slb.com. A paper copy of the Plan and prospectus may be obtained by contacting the Stock Department, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

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ATTACHMENT I

Confidential Information, Intellectual Property,

Non-Compete and Non-Solicitation Agreement

1. Definitions.

1.1. “Company Confidential Information” is any and all information in any form or format relating to the Company or any Affiliate (whether communicated orally, electronically, visually, or in writing), including but is not limited to technical information, software, databases, methods, know-how, formulae, compositions, drawings, designs, data, prototypes, processes, discoveries, machines, inventions, well logs or other data, equipment, drawings, notes, reports, manuals, business information, compensation data, clients lists, client preferences, client needs, client designs, financial information, credit information, pricing information, information relating to future plans, marketing strategies, new product research, pending projects and proposals, proprietary design processes, research and development strategies, information relating to employees, consultants and independent contractors including information relating to salaries, compensation, contracts, benefits, inceptive plans, positions, duties, qualifications, project knowledge, other valuable confidential information, intellectual property considered by the Company or any of its Affiliates to be confidential, trade secrets, patent applications, and related filings and similar items regardless of whether or not identified as confidential or proprietary. For the purposes of this Attachment I, Company Confidential Information also includes any type of information listed above generated by the Company or any of its Affiliates for client or that has been entrusted to the Company or any of its Affiliates by a client or other third party.

1.2. “Intellectual Property” is all patents, trademarks, copyrights, trade secrets, Company Confidential Information, new or useful arts, ideas, discoveries, inventions, improvements, software, business information, lists, designs, drawings, writings, contributions, works of authorship, findings or improvements, formulae, processes, product development, manufacturing techniques, business methods, information considered by Company to be confidential, tools, routines and methodology, documentation, systems, enhancements or modifications thereto, know-how, and developments, any derivative works and ideas whether or not patentable, and any other form of intellectual property.

1.3. “Pre-existing Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee before the term of Employee’s employment with the Company or any Affiliate began.

1.4 “Company Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee (either solely or jointly with others), in the term of his/her employment: (a) at the Company’s expense or the expense of any Affiliate; (b) using any of the Company’s materials or facilities or the materials or facilities of any Affiliate; (c) during the Employee’s working hours; or (d) that is applicable to any activity of Company or any of its Affiliates, including but not limited to business, research, or development activities. Company Intellectual Property may be originated or conceived during the term of Employee’s employment but completed or reduced to practice thereafter. Company Intellectual Property will be deemed a “work made for hire” as that term is defined by the copyright laws of the United States. Company Intellectual Property includes any Pre-existing Intellectual Property assigned, licensed, or transferred to Company, and any Pre-existing Intellectual Property in which Company has a vested or executory interest.

1.5. “Affiliate” means any entity that now or in the future directly or indirectly controls, is controlled by, or is under common control with Company, where “control” in relation to a company means the direct or indirect ownership of at least fifty-percent of the voting securities or shares.

2. Employee agrees to comply with all of the Company’s policies and codes of conduct as it may promulgate from time to time, including those related to confidential information and intellectual property. Nothing in those policies will be deemed to modify, reduce, or waive Employee’s obligations in this Attachment I. In the event of any conflict or ambiguity, this Attachment I prevails.

3. Company does not wish to receive from Employee any confidential or proprietary information of a third party to which Employee owes an obligation of confidence. Employee will not disclose to Company or any of its Affiliates or use while employed by Company or any of its Affiliates any information for which he or she is subject to an obligation of confidentiality to any former employer or other third party. Employee represents that his or her duties as an employee of Company and Employee’s performance of this Attachment I do not and will not breach any agreement or duty to keep in confidence information, knowledge, or data acquired by Employee outside of Employee’s employment with Company or any of its Affiliates.

4. During the Employee’s term of employment, the Company or, applicable its Affiliates, will provide Employee and Employee will receive access to Company Confidential Information that is proprietary, confidential, valuable, and relates to Company’s business.

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5. Other than in the proper performance of Employee’s duties for the Company or any of its Affiliates, Employee agrees not publish, disclose or transfer to any person or third party, or use in any way other than in Company’s business or that of or any of its Affiliates, any confidential information or material of Company or any of its Affiliates, including Company Confidential Information and Company Intellectual Property, either during or after employment with Company.

6. Except as required in performing Employee's duties for the Company or any of its Affiliates, Employee agrees not remove from Company’s premises or its control any Company Confidential Information including but not limited to equipment, drawings, notes, reports, manuals, invention records, software, customer information, well logs or other data, or other material, whether produced by Employee or obtained from Company. This includes copying or transmitting such information via personal digital devices, mobile phones, external hard drives, USB “flash” drives, USB storage devices, FireWire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, Zip discs, and any other similar media or means of transmitting, storing or archiving data outside of Schlumberger-supported systems.

7. During the term of employment with Company or any of its Affiliates, Employee agrees not to engage, as an employee, officer, director, consultant, partner, owner or another capacity, in any activity or business competitive to that of the Company or any of its Affiliates.

8. Employee agrees to deliver all Company Confidential Information and materials to Company immediately upon request, and in any event upon termination of employment. If any such Company Confidential Information has been stored on any personal electronic data storage device, including a home or personal computer, or personal email, online or cloud storage accounts, Employee agrees to notify the Company and its Affiliates and make available the device and account to the Company for inspection and removal of the information.

9. Employee recognizes and acknowledges that Company Confidential Information constitutes protectable information belonging to Company and its Affiliates, including deemed trade secrets defined under applicable laws. In order to protect Company and its Affiliates against any unauthorized use or disclosure of Company Confidential Information and in exchange for the Company's promise to provide Employee with access to Company Confidential Information and other consideration during employment with Company and its Affiliates, Employee agrees that for a period of one year following the end of employment with Company, Employee will not within the Restricted Territory directly or indirectly work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business or commercial operation whose business directly or indirectly competes with any area of the Company’s business in which Employee was employed by Company. Moreover, Employee agrees that Company may provide a copy of this Attachment I to any entity for whom Employee provides services in the one-year period following the date of termination of Employee's employment with Company and its Affiliates. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

Employee recognizes and acknowledges that the business, research, products, and services of Company and its Affiliates are by nature worldwide in scope, and that Company and its Affiliates are not required to maintain a physical location in close proximity to its customers. Employee agrees that in order to protect Company Confidential Information, business interests and goodwill, the “Restricted Territory” includes any county, parish, borough, or foreign equivalent: (1) in which Company has customers or service assignments about which Employee received or obtained Company Confidential Information during his/her employment with Company; (2) in which Employee had a customer or service assignment for Company in the one-year period preceding Employee's termination; or (3) in which Company had a work site, job site, facility, or office, at which Employee had a work activity for Company in the one-year period preceding Employee’s termination. With respect to competitive activities in Louisiana, the Restricted Territory will be limited to the following parishes: Acadia, Allen, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, Evangeline, Iberia, Jefferson, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Red River, Sabine, St. Charles, St. Landry, St. Mary’s, Tangipahoa, Terrabone, Union, Vermillion, and West Baton Rouge.

10. Company has attempted to place the most reasonable limitations on Employee’s subsequent employment opportunities consistent with the protection of Company’s and its Affiliates’ valuable trade secrets, Company Confidential Information, business interests, and goodwill. Employee acknowledges that the limitations contained herein, especially limitations as to time, scope, and geography, are reasonable. In order to accommodate Employee in obtaining subsequent employment, Company and its Affiliates may, in their discretion, grant a waiver of one or more of the restrictions on subsequent employment herein. A request for a waiver must be in writing and must be received by Company at least 45 days before the proposed starting date of the employment for which Employee is seeking a waiver. The request must include the full name and address of the organization with which Employee is seeking employment; the department or area in which Employee proposes to work; the position or job title to be held by Employee; and a complete description of the duties Employee expects to perform for such employer. The decision to grant a waiver will be in the Company’s discretion. If Company decides to grant a waiver, the waiver may be subject to such restrictions or conditions as Company may impose and will not constitute a waiver of any other term.

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11. While employed by Company and its Affiliates, and during the 18-month period or after employment with Company and its Affiliates ends, Employee will not directly nor indirectly, on Employee’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of Company to leave Company and its Affiliates, diminish their relationship with the Company and its Affiliates, or work for a competing business. This restriction will be limited to persons: (1) with whom Employee had contact or business dealings while employed by Company and its Affiliates; (2) who worked in Employee’s business unit (Group); or (3) about whom Employee had access to confidential information. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

12. While employed by Company and its Affiliates, and during the 18-month period after employment with the Company and its Affiliates ends, Employee will not, directly or indirectly, on behalf of himself or others, contact for business purposes, solicit or provide services to clients, or entities considered prospective clients, of Company and its Affiliates for the purpose of selling products or services of the types for which Employee had responsibility or knowledge, or for which Employee had access to Company Confidential Information while employed by the Company and its Affiliates. This restriction applies only to clients of the Company and its Affiliates and entities considered prospective clients by the Company and its Affiliates with whom Employee had contact during the two years prior to the end of his/her employment with the Company and its Affiliates.

13. (a) Employee acknowledges that Company has agreed to provide Employee with Company Confidential Information during Employee's employment with Company and its Affiliates. Employee further acknowledges that, if Employee was to leave the employ of Company and its Affiliates for any reason and use or disclose Company Confidential Information, that use or disclosure would cause Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Attachment I by Employee, Company and its Affiliates will be entitled to:  (i) recover from the Employee the value of any portion of the Award that has been paid or delivered; (ii) seek injunctive relief against the Employee pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or any of its Affiliates may be entitled hereunder against any sum which may be owed the Employee by the Company and its Affiliates.

(a) (b) Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Employee agrees that the foregoing covenants may be enforced by the Company in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement will not be the Company's exclusive remedy for a breach but instead will be in addition to all other rights and remedies available to the Company.

(b) (c) Each of the covenants in this Attachment I will be construed as an agreement independent of any other provision in this Attachment I, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Attachment I or otherwise, will not constitute a defense to the enforcement by the Company of such covenants or provisions.

Employee acknowledges that the remedies contained in the Attachment I for violation of this Attachment I are not the exclusive remedies that Company may pursue.

14. Employee agrees to promptly disclose in writing to Company all Company Intellectual Property conceived, developed, improved or reduced to practice by Employee during Employee’s employment with Company and its Affiliates.

Employee will disclose to Company Employee’s complete written record of any Company Intellectual Property, including any patent applications, correspondence with patent agents and patent offices, research, written descriptions of the technology, test data, market data, notes, and any other information relating to Company Intellectual Property. Employee will also identify all co-inventors, co-authors, co-composers, partners, joint venture partners and their employees, assistants, or other people to whom the Company Intellectual Property was disclosed in whole or in part, who participated in developing the Company Intellectual Property, or who claim an interest in the Company Intellectual Property. Employee’s disclosure will conform to the policies and procedures in place at the time governing such disclosures.

During and after employment with Company, Employee will assist Company in establishing and enforcing intellectual property protection, including obtaining patents, copyrights, or other protections for inventions and copyrightable materials, including participating in, or, if necessary, joining any suit (for which Employee’s reasonable expenses will be reimbursed), or including completing and any signing documents necessary to secure such protections, such contracts, assignments, indicia of ownership, agreements, or any other related documents pertaining to Company Intellectual Property which Company may, in its sole discretion, determine to obtain.

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Employee agrees to assign and hereby assigns to Company all Company Intellectual Property including any and all rights, title, and ownership interests that Employee may have in or to Company Intellectual Property patent application, including copyright and any tangible media embodying such Company Intellectual Property, during and subsequent to Employee’s employment. Company has and will have the royalty-free right to use or otherwise exploit Company Intellectual Property without any further agreement between Company and Employee. Company Intellectual Property remains the exclusive property of Company whether or not deemed to be a “work made for hire” within the meaning of the copyright laws of the United States. For clarity, Employee does not hereby assign or agree to assign any Pre-existing Intellectual Property to Company.

Employee is hereby notified that certain statutes in some U.S. states relate to ownership and assignment of inventions.  At relevant locations and in accordance with those statutes, Company agrees that this Attachment I does not apply to an invention developed by Employee entirely on his or her own time without use of the Company Group’s equipment, supplies, facilities, systems, or confidential information, except for inventions that relate to Company Group’s business, or actual or anticipate research or development of Company Group or work performed by Employee for Company Group. For this purpose, “Company Group” means the Company and all Affiliates.

Employee will not destroy, modify, alter, or secret any document, tangible thing, or information relating to Company Intellectual Property or Company Confidential Information except as occurs in the ordinary performance of Employee’s employment.

15. Waiver of any term of this Attachment I by Company will not operate as a waiver of any other term of this Attachment I. A failure to enforce any provision of this Attachment I will not operate as a waiver of Company’s right to enforce any other provision of this Attachment I.

16. Employee represents and warrants that Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Attachment I or that otherwise may restrict Employee’s employment by Company or the performance of Employee’s duties for Company. Employee agrees not to enter into any agreement, whether oral or written, in conflict with this Attachment I.

17. This Attachment I may be enforced by, will inure to the benefit of, and be binding upon Company, its successors, and assigns. This Attachment I is binding upon Employee’s heirs and legal representatives.

18. Nothing in this Attachment I prohibits Employee from reporting possible violation of federal law or regulation to any governmental agency or entity, or making disclosures that are protected under a “whistleblower” provision of federal law or regulation.

19. If Employee is employed by an Affiliate of the Company or by accepting a transfer to an Affiliate of Company, Employee agrees to the automatic application of all of the terms of this Attachment I to said Affiliate contemporaneously with the acceptance of such transfer, subject to subsequent agreements, if any, executed by Employee and Affiliate of Company or Company, and to the fullest extent allowed by law.

20. Should any portion of this Attachment I be held invalid, unenforceable, or void, such holding will not have the effect of invalidating or voiding the other portions of this Attachment I. The parties hereby agree that any portion held to be invalid, unenforceable, or void will be deemed amended, reduced in scope or deleted to the extent required to be valid and enforceable in the jurisdiction of such holding. The parties agree that, upon a judicial finding of invalidity, unenforceability, or void, the court so finding may reform the agreement to the extent necessary for enforceability, and enter an order enforcing the reformed Attachment I. No court ordered reformation or amendment will give rise to a finding of knowing, willful, or bad faith unreasonableness against Company regarding this Attachment I.

21. This Confidential Information, Intellectual Property and Non-Compete Agreement supersedes any previous agreement, oral or written, between Employee and Company relating to the subject matter thereof.

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APPENDIX: INTELLECTUAL PROPERTY ASSIGNMENT,

DISCLOSURE AND WAIVER

The Attachment II, Confidential Information, Intellectual Property, and Non-Compete Agreement incorporates this Appendix, and Employee promises to comply with the terms in this Appendix, and all rules, procedures, policies, and requirements that Company may promulgate consistent with this Appendix.

Automatic Assignment

The Attachment II, Confidential Information, Intellectual Property, and Non-Compete Agreement contains assignment of all Company Intellectual Property.

Employee’s Duty to Disclose

For all Company Intellectual Property, Employee will complete and submit to Company an IP Disclosure Form. Company’s receipt or acceptance of an IP Disclosure Form does not constitute an admission or agreement to any responses contained therein, does not waive or modify any terms of any agreement between Company and Employee, and does not obligate or bind Company.

Employee must complete and submit an IP Disclosure Form at conception of the invention, any derivative ideas or works, and any improvements or changes to existing knowledge or technology, or as soon as possible thereafter. Employee has a continuing obligation to update the IP Disclosure Form to maintain the form’s completeness and correctness.

Employee may obtain an IP Disclosure Form from the Intellectual Property Department. Employee will submit the completed form to the Intellectual Property Department. If desired, Employee may request waiver any time after submitting the IP Disclosure Form.

Employee must retain and prevent destruction of any material referenced in the IP Disclosure Form, including and not limited to photographs, drawings, schematics, diagrams, figures, testing and development logs, notes, journals, and results, applications to, correspondence with, or registrations from, any patent office, trademark office, copyright office, customs office, or other authority, contracts, licenses, assignments, liens, conveyances, pledges, or other documentation potentially affecting your ownership rights, marketing materials, web sites, press releases, brochures, or other promotional or informational material, any materials evidencing or related to reduction to practice, and other related documentation.

Waiver of Automatic Assignment

Company may, in its sole discretion, waive the automatic assignment provision using such criteria as Company, in its sole discretion, may decide to use. No waiver of the automatic assignment provision is effective unless in a writing signed by a person authorized by the Company.

No waiver of the automatic assignment provision of any Company Intellectual Property relating to the business of the Company or arising out of Employee’s employment with the Company will be effective without the submission of a complete and correct IP Disclosure Form. No waiver of the automatic assignment provision is effective if Employee’s IP Disclosure Form is incomplete, incorrect, otherwise defective, or if any misrepresentation has been made. Employee is estopped from asserting waiver, and any waiver will be void and/or voidable, if the waiver is obtained in violation of the Attachment II, Confidential Information, Intellectual Property and Non-Compete Agreement, this Appendix, or obtained through fraud, negligence, failure to disclose, or incorrect, incomplete, or defective information on an IP Disclosure Form.

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